EXHIBIT 99.1

NEWS	Contact: Clay Williams (713) 346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES THIRD QUARTER 2009 RESULTS
HOUSTON, TX, October 26, 2009 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for the third quarter ended September 30, 2009 it earned net income of $385 million, or $0.92 per fully diluted share, compared to second quarter ended June 30, 2009 net income of $220 million, or $0.53 per fully diluted share.
Transaction and restructuring charges for the third quarter of 2009 were $17 million pre-tax or $0.03 per share after-tax, and for the second quarter of 2009 were $56 million pre-tax or $0.09 per share after-tax. The second quarter of 2009 also included asset impairment charges of $147 million pre-tax or $0.23 per share after-tax and $21 million or $0.05 per share after-tax related to additional tax charges on revaluation gains in Norway. Net income for the third quarter of 2009 excluding transaction and restructuring charges was $396 million, or $0.95 per fully diluted share.
The Company’s revenues for the third quarter of 2009 were $3,087 million, an increase of 3 percent from the second quarter of 2009 and a decrease of 15 percent from the third quarter of 2008. Operating profit for the third quarter of 2009 was $618 million or 20.0 percent of sales, excluding transaction and restructuring charges. Operating profit flow-through, or the change in operating profit divided by the change in revenue, was up 38 percent from the second quarter to the third quarter of 2009, and was down 38 percent from the third quarter of 2008 to the third quarter of 2009.
During the third quarter of 2009, the Company added $333 million of orders to its capital equipment backlog, and removed $72 million of discontinued orders on cancelled projects and project change orders requested by customers. Backlog for capital equipment orders for the Company’s Rig Technology segment was $7.3 billion at September 30, 2009 compared to $8.7 billion at June 30, 2009.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “The Company achieved solid results and strong cash flow this quarter, despite the current challenging market environment, thanks to the hard work of our dedicated employees. Continued outstanding execution of equipment orders and strong financial resources position us well for this marketplace, and we are well positioned for the inevitable recovery in drilling activity. While difficult credit market conditions have led to order rates below our expectations so far this year, we continue to pursue new rig opportunities aggressively, and seek and execute strategic internal growth and acquisition opportunities.
We are also pleased to have launched our new joint venture with Schlumberger to provide high-speed drill string telemetry systems to improve the efficiency and safety of oil and gas operations. We believe this joint venture will help us expand the commercial use of the IntelliServ® Broadband Network.”

Rig Technology
Third quarter revenues for the Rig Technology segment were $2,000 million, up 4 percent from the second quarter of 2009 and an increase of 4 percent from the third quarter of 2008. Operating profit for this segment was $579 million, or 29.0 percent of sales. Operating profit flow-through was up 52 percent from the second quarter of 2009 to the third quarter of 2009, and was up 105 percent from the third quarter of 2008 to the third quarter of 2009. Revenue out of backlog for the segment rose 12 percent sequentially and 17 percent year-over-year, to $1,599 million for the third quarter of 2009. Efficiencies and favorable cost results on large rig construction projects contributed to the strong margin performance by the segment.
Petroleum Services & Supplies
Revenues for the third quarter of 2009 for the Petroleum Services & Supplies segment were $882 million, down 3 percent compared to second quarter 2009 results and down 33 percent from the third quarter of 2008. Operating profit was $86 million, or 9.8 percent of revenue, down 10 percent from the second quarter of 2009. Operating profit flow-through was down 32 percent sequentially and down 57 percent from the third quarter of 2008 to the third quarter of 2009. Despite modest gains in North American rig counts, the segment continued to face pricing pressure and reduced purchasing by domestic customers, and slightly lower rig counts in international markets.
Distribution Services
The Distribution Services segment generated third quarter revenues of $306 million, flat from the second quarter of 2009 and a decrease of 39 percent from the third quarter of 2008. Third quarter operating profit was $7 million or 2.3 percent of sales. Operating profit flow-through from the third quarter of 2008 to the third quarter of 2009 was down 19 percent. This segment benefited from sequential seasonal sales improvements in Canada, which was fully offset by lower domestic and other international sales, adversely affecting the mix.
The Company has scheduled a conference call for October 26, 2009, at 9:00 a.m. Central Time to discuss third quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-447-0521 within North America or 1-847-413-3238 outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,192	$1,543
Receivables, net	2,204	3,136
Inventories, net	3,767	3,806
Costs in excess of billings	612	618
Deferred income taxes	227	271
Prepaid and other current assets	405	283

Total current assets	10,407	9,657

Property, plant and equipment, net	1,753	1,677
Deferred income taxes	189	126
Goodwill	5,405	5,225
Intangibles, net	4,103	4,300
Investment in unconsolidated affiliate	389	421
Other assets	116	73

	$22,362	$21,479

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$510	$852
Accrued liabilities	2,454	2,376
Billings in excess of costs	1,615	2,161
Current portion of long-term debt and short-term borrowings	9	4
Accrued income taxes	401	230

Total current liabilities	4,989	5,623

Long-term debt	875	870
Deferred income taxes	2,098	2,134
Other liabilities	121	128

Total liabilities	8,083	8,755

Commitments and contingencies

Stockholders’ equity:
Common stock — par value $.01; 418,281,455 and 417,350,924 shares issued and outstanding at September 30, 2009 and December 31, 2008	4	4
Additional paid-in capital	8,203	7,989
Accumulated other comprehensive income (loss)	92	(161)
Retained earnings	5,871	4,796

Total National Oilwell Varco stockholders’ equity	14,170	12,628
Noncontrolling interests	109	96

Total stockholders’ equity	14,279	12,724

	$22,362	$21,479

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008
Revenue:
Rig technology	$2,000	$1,926	$1,917	$6,116	$5,440
Petroleum services and supplies	882	1,310	913	2,809	3,264
Distribution services	306	498	305	1,019	1,289
Eliminations	(101)	(123)	(125)	(366)	(372)

Total revenue	3,087	3,611	3,010	9,578	9,621

Gross profit	897	1,128	877	2,813	2,952

Gross profit %	29.1%	31.2%	29.1%	29.4%	30.7%

Selling, general, and administrative	279	310	288	886	811
Intangible asset impairment	—	—	147	147	—
Transaction and restructuring costs	17	28	56	73	91

Operating profit	601	790	386	1,707	2,050

Interest and financial costs	(14)	(19)	(13)	(40)	(53)
Interest income	4	11	2	8	37
Equity income in unconsolidated affiliate	1	20	16	45	37
Other income (expense), net	(13)	15	(38)	(87)	14

Income before income taxes	579	817	353	1,633	2,085

Provision for income taxes	192	264	131	551	707

Net income	387	553	222	1,082	1,378

Net income attributable to noncontrolling interests	2	5	2	7	11

Net income attributable to Company	$385	$548	$220	$1,075	$1,367

Net income attributable to Company per share:

Basic	$0.93	$1.32	$0.53	$2.58	$3.49

Diluted	$0.92	$1.31	$0.53	$2.58	$3.48

Weighted average shares outstanding:

Basic	416	416	416	416	391

Diluted	418	418	418	417	393

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008

Revenue:

Rig technology	$2,000	$1,926	$1,917	$6,116	$5,440

Petroleum services and supplies	882	1,310	913	2,809	3,868

Distribution services	306	498	305	1,019	1,289

Eliminations	(101)	(123)	(125)	(366)	(372)

Total revenue	$3,087	$3,611	$3,010	$9,578	$10,225

Operating profit:

Rig technology	$579	$501	$536	$1,721	$1,413

Petroleum services and supplies	86	330	96	346	940

Distribution services	7	43	10	42	87

Unallocated expenses and eliminations	(54)	(56)	(53)	(182)	(177)

Total operating profit (before intangible asset impairment and transaction and restructuring costs)	$618	$818	$589	$1,927	$2,263

Operating profit %:

Rig technology	29.0%	26.0%	28.0%	28.1%	26.0%

Petroleum services and supplies	9.8%	25.2%	10.5%	12.3%	24.3%

Distribution services	2.3%	8.6%	3.3%	4.1%	6.7%

Other unallocated	—	—	—	—	—

Total operating profit (before intangible asset impairment and transaction and restructuring costs)	20.0%	22.7%	19.6%	20.1%	22.1%

Note (1): The unaudited as adjusted results for 2008 represent the combined estimated financial results for National Oilwell Varco, Inc. and Grant Prideco, Inc. as if the acquisition occurred at the beginning of the period. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the acquisition. The unaudited as adjusted financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING TRANSACTION AND RESTRUCTURING COSTS
(Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008

Reconciliation of EBITDA (Note 1):
GAAP net income attributable to Company	$385	$548	$220	$1,075	$1,367
Provision for income taxes	192	264	131	551	707
Interest expense	14	19	13	40	53
Depreciation and amortization	126	116	122	364	284
Intangible asset impairment	—	—	147	147	—
Transaction and restructuring costs	17	28	56	73	91

EBITDA (Note 1)	$734	$975	$689	$2,250	$2,502

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, intangible asset impairment, transaction and restructuring costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
CONTACT:	National Oilwell Varco, Inc. Clay Williams, (713) 346-7606 Clay.Williams@nov.com